Exhibit 10.10

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN EXCLUDED.

AGREEMENT FOR THE PURCHASE AND SALE OF EQUITY INTEREST AND OTHER COVENANTS

BETWEEN

ON ONE SIDE, AS A BUYER,

Zenvia Mobile Serviços Digitais S.A.

ON THE OTHER HAND, AS SELLERS,

VANDERLEI ARCHANGEL CARNIELO CALEJON

HEITOR SAKODA

CLEBER AUGUSTO CALEJON

and, as a consenting intervening parties:

4 TI PARTICIPAÇÕES LTDA

ONE TO ONE ENGINE DESENVOLVIMENTO E LICENCIAMENTO DE SISTEMAS DE
INFORMÁTICA S.A. — DIRECT ONE

FERNANDO JORGE WOSNIAK STELER

This Agreement for the Purchase and Sale of Equity Interest and Other Covenants (together with their respective Exhibits, this "Agreement") is entered into in 18 March 2021, by and between the following Parties:

on the one hand as a buyer

(a)       ZENVIA MOBILE SERVIÇOS DIGITAIS S.A., a closed joint stock company, headquartered at Av. Carlos Gomes, n° 300, seventh floor, Bairro Auxiliadora, in the city of Porto Alegre, State of Rio Grande do Sul, registered with CNPJ/ME No. 14.096.190/0001-05, represented herein in accordance with its organizational acts ("Zenvia" or "Buyer");

on the other hand, as Sellers:

(b)       VANDERLEI ARCANJO CARNIELO CALEJON, Brazilian, married under the partial community property regime, businessman, holder of Identity Card RG No. [XXXXX] and CPF no. [XXXXX], with a business address in the City of São Paulo, State of São Paulo, at Rua Pequetita, n° 215, 7° andar, Parte, Vila Olímpia - CEP 04552-060 (Vanderlei);

(c)       HEITOR SAKODA, married under the partial community property regime, businessman, holder of identity card RG No. [XXXXX] and CPF No. [XXXXX], with business address in the City of São Paulo, State of São Paulo, at Rua Pequetita, n° 215, 7° andar, Parte, Vila Olimpia - CEP 04552-060 (Heitor)

(d)       CLEBER AUGUSTO CALEJON, Brazilian born [XXXXX], single, businessman, holder of identity card RG No. [XXXXX] and CPF No. [XXXXX], with business address in the City of São Paulo, State of São Paulo, at Rua Pequetita, n° 215, 7° andar, Parte, Vila Olimpia - CEP 04552-060 (Cleber, and, together with Vanderlei, Heitor and Cleber, "Sellers").

(Buyer and Sellers are collectively referred to as " Parties" and each of them are individually and indistinctly referred to as "Party")

and, also, as part of the consenting intervening parties,

(e)        4 TI PARTICIPAÇÕES LTDA., a company incorporated in accordance with the laws of Brazil, established at Rua Pequetita, 415, 70 floor (part), Vila Olímpia, ZIP Code 04552-060, in the City of São Paulo, State of São Paulo, registered with the CNPJ/MF under no. 21.935.097/0001-02, herein represented in accordance with its Articles of Organization (4TI); and

(f)        ONE TO ONE ENGINE DEVELOPMENT AND LICENSING OF SYSTEMS OF INFORMÁTICA S.A. — DIRECT ONE, headquartered at Rua Luís Correia de Melo, no 92, Conj. 281 and 282, Edifício Urbanity Corporate, Bairro Santo Amaro, São Paulo/SP, ZIP Code: 04726-220, registered with CNPJ/ME under No. 15.435.155/0001-28, herein represented in accordance with its Articles of Incorporation (D1); and

(g)       FERNANDO JORGE WOSNIAK STELER, Brazilian, married, business administrator, bearer of ID Card RG No. [XXXXX], registered in the CPF under the no. [XXXXX], resident and domiciled at [XXXXX] (Fernando);

WHEREAS:

I.	The Company is the legitimate owner and holder of 373,068 (three hundred and seventy-three thousand sixty-eight) shares issued by D1, representing 29.27% (twenty-nine point twenty-seven percent) of D1's share capital, free and clear of any Encumbrance (" D1 Shares-4TI"), which is its main asset;

II.	At this date, Buyer has entered into, with D1's shareholders, a Contract for the Purchase and Sale of Equity Interest and Other Covenants, under which Buyer has undertaken to acquire, subject to compliance with certain preceding conditions, from other D1 Shareholders, 904,655 (nine hundred and four thousand, six hundred and fifty-five) shares, representing 70.73% (seventy point seventy-three percent) of the share capital of D1 ("D1 Shares-Other Shareholders") ("SPA D1");

III.	Subject to compliance with the Suspensive Conditions for Closing, Buyer wishes to acquire from Sellers, partially through purchase and sale, partially via Flip, and Sellers wish to dispose equity interest representing Company's total and voting share capital, free and clear of any Encumbrance ("Acquisition") to Buyer;

IV.	Upon completion of the Acquisition, Buyer shall be the lawful owner and holder, directly or indirectly, of (I) the shares representing 100% (one hundred percent) of the Company's total and voting share capital, (II) shares representing 100% (one hundred percent) of D1's total and voting share capital (considering, together with D1-4TI Shares, the D1-Other Shareholders' Shares to be acquired by Purchaser , pursuant to SPA D1); And

V.	The Parties wish to govern the terms and conditions related to the Acquisition.

IN VIEW OF THE FOREGOING the Parties have decided, with the intervention of the Consenting Intervening Parties, in consideration of the mutual promises and representations herein, to enter into this Agreement, which shall be governed by the following clauses and conditions:

1.             SETTINGS; INTERPRETATION

1.1.          Defined Terms. Without prejudice to the other definitions used in this Agreement, the expressions below, in singular or plural, that are not defined in this instrument and that will have the meaning attributed to them in SPA D1, shall have the following meanings:

Shares       means all shares issued, outstanding and in treasury, representing D1's entire capital.

Affiliate	means, with respect to any Person, any other Person who, directly or indirectly, Controls, is Controlled by, or is under common Control with, the former.

Authority Government	means any direct and indirect public administration entity of any of the powers (executive, legislative and judiciary) that has jurisdiction over the Parties, including (i) the Union, states, the Federal District and municipalities; (ii) any municipality, public association, agency, department, division, commission, council, representation or body of such legal entity under domestic public law, including mixed-economy companies; and/or (iii) any court, court or judicial, administrative or arbitral body.

Cash	In relation to the Company and its Subsidiaries, in a consolidated manner, the amount equivalent to the sum of the cash, including, but not limited to, bank deposits, short-term financial investments, that is, financial investments with a availability term up to four (4) months from the date of said investment and other assets with immediate liquidity, as set out in Brazilian GAAP , free of any Encumbrance.

Working Capital	means, in relation to the Company, in a consolidated manner, without duplication and in accordance with Brazilian GAAP, difference between (i) current assets (including receivables adjusted by the provision for doubtful accounts), except Cash, and (ii) current liabilities (including taxes and labor liabilities payable), except Debt.

Control	(including related, such as "controlling", "controlled" _ _controlled by" and "under common control with"), when employed in relation to a Person, means the direct or indirect ownership of rights, of partner or arising from any agreement, which ensure (i) predominance in resolutions at any general meetings of the Person concerned; and (ii) the power to elect or appoint the majority of the directors and directors of the Person in question.

Ordinary Course or Ordinary Course of Business	means, in relation to the Company and its Subsidiaries, the set of activities that, due their nature, purpose or form of execution, are necessary for the achievement of its social object or its business, through the conduct of their respective activities at their levels and standards, which have been carried out on a recurring basis, even if not uninterrupted, and in a consistent manner, scope and magnitude with past practices of the Company and its Subsidiaries and is related to the day-to-day operations of the Company, observed that activities carried out in response to COVID-19 PANDEMIC will not be considered as acts outside the Normal Course.

Statements and Fundamental Guarantees of Sellers	Means the set of statements and guarantees from Sellers specifically with respect to Clauses 8.1(i) (Organization and Capacity); 8.1(ii) (Binding Effect); 8.1(iii) (Non-Existence of Violation Consents); 8.1(iv) (Constitutive Acts, Share Capital and Quotas); 8.1(v) (Ownership); 8.1(vi) (Right of Preference); and 8.1(vii) (Absence of Disputes On Actions).

Base Financial Statements	means Company’s Audited Financial Statements, in accordance with Brazilian GAAP, following the concepts and accounting standards of the Company and Subsidiaries, referring to the base date November 30, 2020.

Business Day	means any day except Saturdays, Sundays or other days when commercial banks are authorized by law to remain closed in the City of São Paulo, State of São Paulo, Brazil and the City of Porto Alegre, State of Rio Grande do Sul, Brazil.

Intellectual Property Rights	means all rights in intellectual property that may be protected, including, but not limited to, all rights in the Software, the Platforms, trademarks, trademark registration applications, trade names, trade secrets, patents, patent applications, copyrights, domain names, image, name and voice rights contained in websites, mobile applications, institutional and advertising materials and other intellectual property rights that may be protected under applicable law.

Operation Documents	means this Agreement, SPA D1 and all its respective Exhibits.

Relevant Adverse Effect	means the occurrence of any of the following substantial adverse changes, with respect to the business, assets or operating results of the Company and its Subsidiaries, compared to the situation on the date of execution of this Agreement: (i) the application for self-bankruptcy, judicial or extrajudicial recovery, liquidation or dissolution, (ii) adjudication of bankruptcy, (iii) the prohibition or impediment to operate or develop its activities in the Ordinary Course; (iv) law enforcement, that prevents the performance of the main Corporate activities and businesses, as they are currently carried out or (v) receipt of one or more Notices from customers requiring termination of contracts, payment of fines and/or any type of financial redress involving a Loss or loss of future revenue (during the fiscal year in question) in individual or aggregate value equal to or greater than one million Brazilian Reais (BRL 1,000,000.00).

For the purposes of this Agreement, the following events shall not be deemed as Relevant Adverse Effect: (A) changes to applicable law or Brazilian GAAP (including government orders to suspend all or part of activities); (B) change in global or local economic or political conditions, or in financial market or capital market conditions, whether in Brazil or abroad; (C) the onset or continuation of a natural disaster, war, political unrest, acts of terrorism (or similar situations), pandemics (including the COVID-19 Pandemic) or any other calamity; or (D) the disclosure of this Agreement, the performance of any act provided herein or necessary for its fulfillment

Indebtednes	means, in relation to the Company and its Subsidiaries, in a consolidated manner, without duplication: (i) all long- and short-term financial debts, overdue or outstanding; (ii) all other obligations to pay that do not come from financial contracts and that are overdue and unpaid; (iii) all debts reagreed, including installments of Taxes agreed under programs promoted by government authority; (iv) any dividends, interest on shareholders’ equity, other cash benefits and/or any other form of distribution of profits, in cash or in kind declared and unpaid, and which are not accounted for in current liabilities; (v) all amounts due as a result of final and unappealable judgments; (vi) all values arising from anticipation of receivables and early revenues; (vii) all amounts due relating to acquisitions made by the Company, including earn-outs or any type of obligation undertaken by means of agreements of such acquisitions; And (viii) any and all amounts adhering to the above

IPCA	means the Broad National Consumer Price Index released by the National Institute of Geography and Statistics and, in its absence, another official index that will replace it.

Zenvia IPO	Performance of initial primary and/or secondary public offering of shares pertaining to Zenvia Inc., that results in listing of shares on any stock exchange, including outside Brazil.

Law

means any law, statute, regulation, official letter, decision (judicial, administrative or arbitral), judgment, order (even in case of injunctions or interlocutory relief) or requirement issued, enacted, executed or imposed by any Governmental Authority, provided that they are in force.

Arbitration Act	means Law No. 9.307 of September 23, 1996, as amended.

Anti-Corruption Laws	mean the Laws relating to the prohibition of acts of corruption, bribery and money laundering enacted by any Governmental Authority, including Laws 12.846/13, 9.613/98, 8.429/92 and the relevant provisions of Decree-Law 2.848/401

Onus	means any and all encumbrance, charges , pledges or any other type of judicial or administrative constriction, pledges, mortgages, collateral, usufruct, right of guarantee, assignment or fiduciary sale or with title retention, lease, sublease, licensing, servitude, options, agreement for the exercise of voting, right of first offer, right of sale together, obligation of disposal together, right of acquisition, right of issue, or any other constrictions or restrictions of any nature related to them, except for any Charges applicable as a result of Law (other than judgment or judicial, administrative or arbitral decision binding the Person in question) or this Agreement. or other Transaction Documents.

Operation	means (i) the transactions provided for in SPA D1; and (i) the transactions set out in this Agreement.

Related Parties	means, (i) with respect to any natural Person, (a) their spouse, partner in a stable or similar union, and relative up to the 2nd (second) degree of consanguinity, ascending and descending in a straight line and to any degree, natural or civil (adopted), and testamentary heirs; or (b) any Legal Entity that is an Affiliate of such Person or of which said Person has significant influence (as defined by Brazilian GAAP); and (ii) with respect to any Legal Entity (a) any other Person who is an Affiliate of such Person; or (b) any shareholder or manager who owns more than twenty-five percent (25%) of the Capital of that Person or persons referred to in item (ii)(a) of such Person on the date on which the concept is applied.

Loss	means, without duplication, all losses, obligations, pecuniary or convertible in cash, contingencies, direct damages, costs and expenses, including reasonable attorneys, accountants and experts fees and expenses, costs with administrative and/or judicial and/or arbitrated fees, including deposits and guarantees required to allow a defense to be presented and properly conducted, interest, fines, contract penalties, or charges of any nature, or the impossibility of using the Platforms solely due to the proven absence of ownership of Company and its Subsidiaries Own IP Rights, being understood that: (i) except in the event of Losses arising from the impossibility of using the Platforms due exclusively to the proven absence of ownership of Company and its Subsidiaries Own IP Rights, a Loss shall be deemed to have been effectively incurred upon disbursing the cash of an Indemnifiable Party;

Shares	means all shares issued, outstanding and in treasury, representing the entire share capital of the Company.

Subsidiaries	It means, in relation to a company, companies that have been or will be acquired by the Company and become its Subsidiaries.

Third-Parties	means, with respect to any Person, any other Person other than a Party, Consenting Intervening Party, Zenvia Inc. or one of its Related Parties.

Taxes	means any direct or indirect taxes, fees, taxes, social or social security contributions, any other contributions payable to any Government Authority (including interest, fines, penalties, monetary adjustments and additions assessed with respect to such taxes), including, without limitation, taxes on revenue, taxes subject to withholding tax, taxes on financial transactions, indirect taxes, ad valorem, taxes on added value, amounts due to social security , social contributions, payroll contribution, property and real estate taxes, and other taxes of any kind or nature, including contributions related to the FGTS

Zenvia Inc	Zenvia's parent company that will be the vehicle of the Zenvia IPO.

1.2.       Interpretation. For the purposes of this Agreement and except as provided herein:

(i)         The headings and titles of this AGREEMENT are for convenience of reference only and shall not limit or affect the meaning of the clauses, paragraphs or articles to which they apply.

(ii)        The terms "inclusive", "including" and other similar terms shall be interpreted as being accompanied by the term "exemplarily" and the phrase "including, but not limited to";

(iii)       Where required by the context, the definitions provided for in this Agreement shall apply in both the singular and the plural and the male gender will also contain female gender and vice versa, without change of meaning;

(iv)       References to any document or other instruments, or legal or regulatory provisions, include all its amendments, substitutions and consolidations and their supplements as existing on this date, unless expressly otherwise provided;

(v)        The expressions "of this instrument" and "herein" and words of similar meaning, such as "here" or "hereto" shall refer to this Agreement as a whole, including its exhibits, and not to any particular Clause or item, being understood that disclosure contained in an exhibit shall be construed as contained in any other exhibit;

(vi)           The expressions "the date of this Agreement", "on this date", "on the same date of this instrument" and expressions of similar meaning shall be deemed to refer to the date entered on signature page of this Agreement;

(vii)          Any reference to a Section includes all of its clauses (e.g., "clause 10.1" includes clause 10.1 itself, and all sub-clauses numbered "10.1.x");

(viii)         The term "any" and similar terms shall be construed as "any and all" as appropriate;

(ix)           Any disclosure made in a representation and warranty or Exhibit or this Agreement shall be deemed to be a disclosure made for the purposes of all Clauses and Exhibits to this Agreement, to the extent that it is reasonably apparent that such disclosure should apply to such other devices, notwithstanding the omission of the specific cross-reference.

(x)            All references to Parties include their authorized successors, beneficiaries and assignees; and

(xi)           Except as expressly provided for in this Agreement, the counting of deadlines set forth herein will take place on calendar days. The counting of deadlines should occur as provided for in Article 132 of Brazilian Civil Code. Any deadline to expire on a day other than a Business Day will automatically be extended to the next Business Day.

II.             ACQUISITION

2.1.            Acquisition. Subject to the terms and conditions set forth in this Agreement and other Transaction Documents, (a) Buyer, irrevocable and irrevocably, upon fulfillment or, as the case may be, waiver of the Suspensive Conditions to Closing under Section VI below, undertakes, on the Closing Date, to acquire and receive from Sellers, and (b) each of the Sellers, irrevocably and irrevocably , upon fulfillment or, as the case may be, waiver of the Suspensive Conditions to Closing, are required to sell and deliver to Buyer, on the Closing Date, the Shares, fully paid-up and free and clear from any Encumbrance.

2.1.1.        On the Closing Date, Buyer will receive all Shares from Sellers, which will be paid as described below:

(i)              Subject to the terms and conditions set forth in this Agreement, Buyer will pay Sellers by 95% of the Shares, on the Closing Date, the total amount resulting from the application of the formula provided for in Exhibit 2.1.1(i), in the proportion highlighted in the same Exhibitand below, as detailed in Clause 3.1 ("Initial Amount Sellers 4TI"), in addition to the Earn-Out Amount 2022 Sellers 4TI, noted that the Initial Amount Sellers 4TI and the Earn-Out Amount 2022 Sellers 4TI will be distributed among Sellers as follows:

Seller - Zenvia Shares	Number of Alienated Shares	% of shares in relation to total share capital	% of Initial Amount
Vanderlei	7.708.401	64,5525%	67,95000%
Hector	1.934.190	16.1975%	17,05000%
Cleber	1.701.634	14,2500%	15,00000%

Total	11.344.225	95,0000%	100%

(ii)            Subject to the terms and conditions set forth in this Agreement, Purchaser will pay Sellers, on the Payment Date of the Earn-Out Amount 2022 (as defined in Clause 5.2.3 of SPA D1), the total amount resulting from the application of the formula provided for in Exhibit2.1.1(ii), as detailed in Clause 4.1 ("Earn-Out Amount 2022 Sellers 4TI");

2.1.2.        Flip. Also on the Closing Date, and also subject to the terms and conditions set forth in this Agreement, immediately after the acquisition of the Shares, Sellers shall contribute to Buyer's share capital ("Increase in Buyer’s Capital"), based on its nominal value (or cost value, whichever is lower), Shares representing 5% of the Company's capital ("Shares - Contribution") , and will receive a certain number of shares issued by Buyer ("Zenvia Brasil Sellers Shares"). Then, Zenvia Inc. will approve an increase in its share capital, to be subscribed and paid in by Sellers (both capital increases being jointly referred to as " Flip "), upon the contribution of all Zenvia Brasil Sellers Shares at the value of their cost and Sellers will receive, in return, a certain number of Class A shares of Zenvia Inc., free and clear of any Encumbrance (except for the Lock-Up provided for in this Agreement) , calculated on the basis of the formula set out in Exhibit2.1.2 ("Zenvia Shares"). The Parties hereby agree that flip will be carried out by contribution of Shares - Contribution directly to capital increase of Zenvia Inc. (without Zenvia Brasil's prior capital increase) if Buyer's advisors conclude, until closing, that this can be done without adverse effects to Zenvia and the Zenvia IPO and give notice to Sellers, with reasonable and sufficient notice to allow the alternative structure to perform the Flip to be carried out.

Seller - Zenvia Shares	Number of Shares Contributed to Flip	% of shares in relation to total share capital
Vanderlei	405.705	3,3975%
Hector	101,799	0,8925%
Cleber	89.559	7500
Total	597.065	5,0000%

2.1.3.        The Parties undertake to perform all acts and to take all necessary measures to ensure that Flip is approved and implemented on the Closing Date, including the acquisition of assessment reports necessary for the operations provided for herein and the approval of all matters required by Law (in particular the Law of jurisdiction applicable to Zenvia Inc.) as part of the Closing.

2.1.4.        Trading with Zenvia Shares received by Zenvia Stock Sellers will be subject to a lock-up for the shortest period between (i) 12 (twelve) months from the Closing Date and (ii) the lock-up period to which other Zenvia executives who receive Zenvia Shares in the Zenvia IPO will be subject; provided that the minimum lock-up period and other restrictions on trading imposed by applicable law in the jurisdiction in which the Zenvia IPO takes place (Lock-Up Period ) must be respected. After the Lock-Up Period, Zenvia Shares Sellers should be free to dispose of their Zenvia Shares, committing to Zenvia Inc. to take all measures that may be necessary to enable Zenvia Shares to become freely tradable on stock exchanges where Zenvia's other shares are listed for trading.

III.            PAYMENT OF THE INITIAL AMOUNT

3.1.           Initial Amount. The Initial Amount will be paid to Sellers in a single installment, in national current, by means of electronic transfers of immediately available funds - TED to bank accounts that may be informed by Sellers reasonably in advance, in the proportions set out in Exhibit2.1.1(i) ("Payment of the Initial Amount").

3.2.           Post-Closing Adjustment. The Parties acknowledge that the Initial Amount will be calculated and paid based on an assessment of D1 that took estimated working capital and net debt estimated in consideration, and is therefore subject to post-closing adjustment pursuant to Clauses 4.5 and following of SPA D1 ("Adjustment of Initial Amount") taking into account the percentage of indirect equity interest in D1 held by Sellers. For the purposes of determining the Adjustment of the Initial Amount, the Parties shall observe the same procedures and deadlines provided for in SPA D1, including with respect to the rules provided for in Section VI of SPA D1.

3.2.1.         Payment Date of the Initial Amount Adjustment. The Initial Amount Adjustment will be paid on the Payment Date of the Initial Amount Adjustment (as defined in Clause 4.5.3 of SPA D1). For the purposes of payment of the Initial Amount, the Parties shall comply with the same procedures and deadlines provided for in SPA D1 taking into account the percentage of indirect equity interest in D1 held by the Sellers.

IV.            PAYMENT OF EARN-OUT 2022

4.1.            Earn-Out Amount 2022. The Earn-Out Amount 2022 will be paid to Sellers in a single installment on the Payment Date of the Earn-Out Amount 2022 (as defined in Clause 5.2.3 of SPA D1), in national currency, through electronic transfers of immediately available funds - TED to bank accounts that may be informed by Sellers reasonably in advance, in the proportions highlighted in 2.1.1(ii) ("Payment of the Earn-Out Amount 2022"). For the purposes of the 2022 Earn-Out Amount Payment, the Parties shall observe the same procedures and deadlines set forth in Clause 5.1 and following of SPA D1, including with respect to the rules provided for in Section VI of SPA D1.

4.2.            Specifically in discussions on determining and payment of the Earn-Out Amount 2022, Sellers, always represented by Vanderlei, shall also receive all notices, notifications or communications sent by Buyer under SPA D1; and notifications sent by Sellers (as well as notifications sent by Sellers under SPA 4TI) will only be considered valid when signed by the Responsible Seller in conjunction with Vanderlei.

V.            APPLICABLE NOTIFICATION PROCEDURES ACQUISITION

5.1.           Rules Applicable to Initial Amount Calculations and Earn-Out 2022. Solely for the purposes of any notice concerning the determination and/or payment of the Initial Amount, Initial Amount Adjustment or the Earn-Out Amount 2022 pursuant to Clause 6 of SPA D1, Fernando shall hold general powers to send and receive notices on behalf of all Sellers (who shall be copied only by way of acknowledgement) under this Agreement and other Transaction Documents ("Sellers Representative"), who hereby agree that they shall not be entitled to send another notification or disagree and/or amend such notice, and the procedure provided herein will bind all Sellers for all purposes, being certain that such provision is intended to make the discussions about Earn-Out Amount 2022 between Buyer and the others more efficient, and shall not limit or restrict any right of action of sellers, nor to seek arbitration or state judgment under this instrument to secure rights and resolve disputes.

5.2.           Secured Fiduciary Sale. As a guarantee of payment of the Earn-Out Amount 2022, Buyer shall constitute Secured Fiduciary Sale on behalf of Sellers and Sellers defined as such in SPA D1, representing 50% + 1 (fifty percent plus one) shares issued by the Company at any time ("Encumbered Shares"), in accordance with the fiduciary disposal agreement to be entered into between the Parties and Sellers of SPA D1 on the Closing Date (“Secured Fiduciary Sale of Shares”) The Agreement for Fiduciary Sale of Shares must be registered and registered with the Registry Office of Deeds and Documents of the District of São Paulo/SP; and (b) in the registered book of registered shares of the Company.

VI.           SUSPENSIVE CONDITIONS

6.1.           Suspensive Conditions at Closing. Without prejudice to the provisions of Clauses 6.2 and 6.3 below, the Parties' obligation to perform the acts on Closing is subject to the following Suspensive Conditions ("Suspensive Conditions of the Parties"):

(i)             the Closing as provided for in Clause 8.1 of SPA D1; and

(ii)            Non-existence of any Law prohibiting, suspending, changing, postponing or limiting, in any way, the performance of operations provided for in this Agreement and its Exhibits or questioning its validity or legitimacy.

6.2.           Suspensive Conditions for Closing by Buyer. Buyer's obligation to perform its acts upon Closing is subject to the following Suspensive Conditions, that must be fulfilled by Sellers and/or by the Company, as the case may be, until or on the Closing Date, unless waived in writing by Buyer ("Buyer's Suspensive Conditions")

(i)             D1-4TI Shares shall be free and clear of any Encumbrance;

(ii)            Sellers' Fundamental Representations and warranties shall be true and correct on Closing as if they were provided on that date (notwithstanding that the statements and guarantees provided on a specific date will be true and correct only on such date);

(iii)           Sellers' other representations and warranties shall be true and correct (in all its relevant aspects) in the Closing, as if they had been provided on the Closing Date (notwithstanding that the statements and guarantees provided on a specific date shall be true and correct, in all its relevant aspects, only on such date), subject to the provisions of Clause 8.1.1 below;

(iv)           authorizations listed in Exhibit 8.1(iii) must have been obtained or the contracts settled; and

(v)            Sellers and the Company shall have fulfilled all its obligations in accordance with this Agreement until the Closing Date, and the Company must have carried out its activities in its Ordinary Course.

6.2.1.       The Parties acknowledge that Buyer's Suspensive Conditions have been stipulated for buyer's sole and exclusive benefit. Accordingly, the Parties agree that Buyer may, in its sole discretion, waive compliance with such Buyer's Suspensive Conditions that may not be implemented until the Closing Date or until the date provided for in the respective preceding condition, by sending written communication to the other Parties. If Buyer waives any of Buyer's Suspensive Conditions and provided that the other Suspensive Conditions have been implemented and/or waived, as the case may be, Buyer, Company and Sellers will be required to implement the obligations contained in this Agreement and other Transaction Documents.

6.2.2.       The Sellers and/or the Company, as the case may be, undertake, diligently and in good faith, all acts reasonably necessary for the implementation of Buyer's Suspensive Conditions and notify Buyer of compliance with all Buyer's Suspensive Conditions within 2 (two) Business Days of the date of full compliance with Buyer's last Suspensive Condition, except for those which, by their nature, shall be fulfilled only on the Closing Date. In order to avoid any doubts, the provisions of this Clause shall not imply any obligation towards Sellers and the Company to make payments to any Third Party in order to obtain consent that is necessary for the Operation.

6.3.           Suspensive Conditions for Closing by Sellers. The obligation of each of the Sellers to perform their acts at Closing is subject to the following Suspensive Conditions, which must be fulfilled by the Buyer until Closing Date, unless waived, in writing, by the Sellers (“Sellers’ Suspensive Conditions” and, together with the Buyer's Suspensive Conditions and the Parties’ Suspensive Conditions, the“ Suspensive Conditions”):

(i)             Buyer's representations and warranties contained herein shall be true and correct in Closing, as if they had been provided on the Closing Date (with the exception that the statements and guarantees provided on a specific date will be true and correct only on that date); and

(ii)            Buyer shall have fulfilled all of its obligations under this Agreement by Closing Date

6.3.1.        The Parties acknowledge that the Sellers' Suspensive Conditions have been stipulated for the sole and exclusive benefit of Sellers. Accordingly, the Parties agree that Sellers may, at their sole discretion, waive compliance with one or more of the aforementioned Sellers' Suspensive Conditions that may not be implemented until the Closing Date, by sending written communication to Buyer. If Sellers waive any of the Sellers' Suspensive Conditions and provided that the other Suspensive Conditions have been implemented and/or waived, as the case may be, Buyer, Company and Sellers will be required to implement the obligations contained in this Agreement and other Transaction Documents.

6.3.2.        Buyer undertakes, diligently and in good faith, to perform all acts reasonably necessary for the implementation of the Sellers' Suspensive Conditions and Suspensive Conditions of the Parties and give notice to Sellers regarding the compliance with all Sellers' Suspensive Conditions within 2 (two) Business Days of the date of full compliance with the last Suspensive Condition of the Sellers , except for those that, by their nature, should be fulfilled only on the Closing Date.

6.4.            Duty of Mutual Cooperation. The Parties shall cooperate with each other in good faith so that the Suspensive Conditions described in this Section VI are implemented and verified in the shortest possible time, practicing the acts and taking the necessary steps to do so, each Party shall immediately communicate to the other Parties, subject to the applicable Law, any act, fact or omission that comes to its knowledge and that may cause an impact in verification of any of the Suspensive Conditions.

VII.          CLOSING

7.1.           Closing. In accordance with the terms and conditions set forth in this Agreement, the closing of the Acquisition ("Closing") shall occur immediately after the closing of SPA D1 (but on the same day of such closing). The day the Closing occurs will be considered the "Closing Date".

7.1.1.        The Parties acknowledge that the obligation to perform the Closing is solely subject to the verification or waiver (by the applicable Party) of the Suspensive Conditions. Once the compliance and/or waiver of the entire Suspensive Conditions has been verified, the obligations to execute the Closing acts shall fully and automatically enter into force.

7.2.           Place. Except if the Parties agree to perform the Closing by electronic means, pursuant to Clause 7.2.1 below, the acts related to the Closing shall be performed at Pinheiro Neto Advogados' Law Firm, at Rua Hungria, 1.100, in the city of São Paulo, and the Parties undertake, by themselves or by their duly appointed legal representatives, to attend the formalization of the legal business agreed in this Agreement and other Transaction Documents.

7.2.1.         Formalization of the of Closing Acts by electronic means. The Parties acknowledge and agree that the documents necessary for the formalization of the Closing provided for in this Agreement and other Transaction Documents may be signed electronically, by means of DocuSign platform, and only electronic signatures made through a digital certificate validated pursuant to the Brazilian Public Key Infrastructure ICP-Brazil, as per Provisional Measure No. 2,200-2/2001, are considered valid. The Parties irrevocably acknowledge that in the event of Closing as set out in this Clause 7.2.1, the signature of the Transaction Documents by digital certificate will be considered authentic, valid and effective for all purposes of law, constituting an out-of-court enforcement order, as set out in Article 784 of the Code of Civil Procedure.

7.3.           Closing Acts. Without prejudice to other actions required to implement the legal business provided for in this Agreement and other Transaction Documents, the Parties and, as the case may be, the Consenting Intervening Parties undertake to perform the acts described below on or until the Closing Date (unless waived in writing by the Parties):

(i)	Execution of Closing agreement providing a declaration by each of the Parties, (a) confirming the representations and warranties, in the exact terms of Clauses 6.2(iii), 6.2(iv) and 6.3(ii); and (b) attesting to the satisfaction and/or waiver (by the applicable Party) of all Suspensive Conditions;

(ii)            payment by Buyer of the Initial Amount in the form of Clause 3.1;

(iii)	the amendment to the Company's Articles of Organization and the change in the Company's management, with replacement of the Company's directors by directors appointed by Buyer, being agreed that, in that same act, the Company, the Buyer and the Company's management shall grant, in their own names and its Affiliates, the most complete, broad, general, express, irrevocable and reciprocal discharge for nothing more to complain, receive or claim by themselves or by their successors, at any title, in court or out of court, today or in the future, expressly stating that nothing else has to claim, receive or plead by virtue of any act or fact directly or indirectly related to the position of directors of the Company, recognizing, finally, with waiver of any right or expectation of right, including any right of action, without any inducement or coercion, the absolute regularity , validity, effectiveness and lawfulness of any and all acts that have been performed by the Company's directors, except for cases of fraud. The Parties agree that this discharge does not affect the Sellers' indemnification obligations set forth in this agreement.

7.3.1.       All Closing acts provided for in SPA D1 and obligations set out in Clause 7.3 above shall be deemed concurrent, and it is certain that no act and/or obligation will be deemed to be effectively performed until all other acts and/or obligations of the Closing have been terminated, unless the Parties agree otherwise in writing or expressly indicated in this Agreement and other Transaction Documents.

7.4.            Tributes. Notwithstanding any other provision of this Agreement and other Transaction Documents, all Taxes and fees relating to transfers, documents, endorsements, notary fees, sales, use, records and other Taxes or similar fees, imposed by any Government Authority in connection with the transactions contemplated in this Agreement and other Transaction Documents shall be borne by the Party upon which the obligation is imposed by applicable law. None of the amounts to be paid by one Party to another as a result of this Agreement and other Transaction Documents will suffer any accruals due to any applicable Taxes, including withholding.

VIII.         REPRESENTATIONS AND WARRANTIES

8.1.           Sellers' Representations and Warranties. The Sellers and the Company in this act, represent and warrant to Buyer, jointly and severally, that the following information about the Company is true, complete, correct and accurate on this date and that, in compliance with the provisions of Clause 8.1.1 below, will continue to be true, complete, correct and accurate on the Closing Date, as if they had been provided on the Closing Date :

(i)             Organization and Capacity. The Company is a limited company duly incorporated accordance with the laws of Brazil. The Sellers and the Company have full capacity to: (a) enter into this Agreement and other Transaction Documents, as well as all documents which execution is provided for herein; and (b) fulfill the obligations assumed herein and perform the operations contemplated in this Agreement and in the Transaction Documents. The execution and formalization of this Agreement and the other Transaction Documents by the Sellers and the Company, as well as the fulfillment of their respective obligations were duly approved and authorized by all necessary own acts, including corporate approvals, when applicable. There is no agreement filed or not at the Company's parent company of any nature that directly or indirectly binds the Company's Shares, or restricts the right to vote with respect to such Shares.

(ii)            Binding Effect. This Agreement and the other Transaction Documents constitute an legal, valid and binding obligation of sellers and the Company, enforceable in accordance with its terms.

(iii)           No Breach, Consents . Except for third party authorizations listed in Exhibit8.1(iii), Sellers, the Company declare and warrant that (a) the execution and formalization of this Agreement and other Transaction Documents, (b) the fulfillment of any and all of its obligations under this Agreement and the other Transaction Documents and (c) the establishment of the operations set forth in this Agreement and the other Transaction Documents, (I) do not infringe, conflict, result in default of Sellers' obligation under any contract to which Sellers or the Company are a party to or in respect of which they are bound, or create Encumbrances on D1-4TI Shares; (II) do not violate or conflict with any Law to which Sellers, the Company or any of its shares, assets, credits or assets are subject; or (III) do not depend on any condition, consent, approval or authorization of, notification to, or filing or registration with, or contract with, any Person, entity, judgment or Governmental or Regulatory Authority.

(iv)           Organizational Documents, Capital and Shares. (a) On this date, the subscribed share capital and paid-up amount of the Company is BRL 11,941,290.00 reais, divided into 11,941,290 shares of BRL 1.00 (one Brazilian real) each, representing the entire voting capital of the Company, held by the Sellers in the proportion indicated in the 2ndamendment to the Company's Articles. All Shares are free and clear of Encumbrance.

(v)            Ownership. (a) Sellers are the lawful and sole holders, and owners of all Shares, with everything they represent, including the right to profits, dividends, bonuses and any rights conferred to them. (b) The Company is the lawful holder, and owner of the D1-4TI Shares, with everything they represent, including the right to profits, dividends, bonuses and any rights conferred on them. (c) On this date, all the Company's Shares are fully paid up, free and clear of any and all encumbrances, including, without limitation, any subscription rights, options or other rights for the acquisition of any share or any other transferable security. issued by the Company or on any other security of any other company which, if exercised, may confer on their respective holders shares issued by the Company, or which could be converted into, or exchanged for shares issued by the Company, issued or in process of issue. (d) On the Closing Date, the Purchaser will have (dI) directly, valid and effective title on the totality of the Shares, free and clear of any encumbrances, being able to fully exercise all the inherent political and property rights. (d.II) indirectly, valid and effective title on the D1-4TI Shares, free and clear of any encumbrances, being able to fully exercise all the inherent political and property rights. (e) Sellers and the Company have not entered into any agreement (other than this instrument) or made any commitment (and have not caused the Company to enter into any agreement or make any commitment) to any Person to dispose of or otherwise transfer any of the Shares or D1-4TI Shares (As the case may be). (f) On this date, there are no, and on the Closing Date there will be no outstanding subscription rights, options, stock options, phantom stock, subscription bonuses, convertible securities or other rights, contracts, agreements, obligations or commitments related to or granting any Person a right to purchase or other form of acquisition of any share of the Company or causing Sellers or the Company to issue or sell any shares or other stake in the Company, other than those provided for in this Agreement. (g) After the Closing Date, upon completion of Acquisition and operations under SPA D1, Buyer will become the sole and lawful holder, direct or indirect, of all Shares, free and clear from any and all Encumbrance, and may fully exercise all political and property rights inherent to them and (h) on the Closing Date, the Company shall remain the sole and lawful owner of the number of D1-4TI shares, free and clear of any Encumbrances, being fully able to exercise the political and property rights inherent to them on Closing Date.

(vi)           Preemptive Right. No Person (a) has the right, whether in contract or otherwise, of obliging sellers or the Company to issue or sell shares or any other securities representing the company's capital stock, or any other security or securities, convertible or not, or with political or economic rights relating to the Company; or (b) has any preemptive right, right of resale, subscription or acquisition right, joint sales right, options or other similar rights to subscribe, acquire or sell any shares issued by the Company and/or any other securities representing the Company's share capital.

(vii)          No Disputes on Shares. Neither the Company nor the Sellers have received any written notice or notification (physically or through the electronic system of the Courts (e-CAC, SAJ, PJE etc.) or any other arbitral authority) from any Governmental Authority (in any case a "Official Notice") of ongoing lawsuits, proceedings, investigations or judicial proceedings, administrative or arbitration proceedings, established or filed against Sellers and/or the Company, which affect, or are reasonably expected to affect Shares, D1-4TI Shares or impose limits of any kind on Shares, D1-4TI Shares or on sellers' rights or ownership over D1 Shares (as the case may be), or prohibit, or reasonably expected, prohibit or restrict capacity , sellers and the Company to dispose of D1-4TI Shares and Shares (respectively), as well as to consummate any of the transactions described in this Agreement and other Transaction Documents.

(viii)         Other Holdings/Subsidiaries. Except for venture capital investments made through the acquisition of convertible debentures issued by FLEETY MOBILIDADE S/A, (CNPJ/MF n. 20.352.819/0001-25) and PETCHANNEL COMUNICAÇÃO S/A (CNPJ/MF n 21.757.648/0001-87) and convertible notes issued by D2AIRPORT, INC. - since such securities have never been converted into equity interests and the values of such investments have been reduced to zero (write-off) in view of the failure of such undertakings and in the case of the latter two all rights and obligations were previously transferred by the Company to third parties, without any remaining obligation to the Company - the Company does not own, or never own, a direct or indirect Equity Interest in any other Person or has owned or owned subsidiaries in the past. Except for the debentures and convertible notes described above, the Company has no obligation to become part of the share capital of any other company, or to join any consortium, joint venture or other business agreement with any Person, and there is no obligation in force on this instrument to participate in the forms described in this sentence.

(ix)            Intellectual Property. The Company is not a proprietor or licensee of any Right tointellectual property, nor is it involved in any dispute involving Intellectual Property Right.

(x)            Financial Statements, Absence of Hidden Liabilities. The Base Financial Statements dated 11/30/2020, which have been provided and are included in this Agreement as Exhibit 8.1(xii): (a) are true, correct and complete, in all of its relevant aspects, being prepared in accordance with the governing Law and Company and its Subsidiaries Bookkeeping (as the case may be), consistently on the date they were assessed and in accordance with past practices adopted by the Company or its Subsidiaries (As the case may be), and being able to be lawfully reconciled with books and registers held for tax purposes by the Company and its Subsidiaries; (b) provide, in accurate manner, in all relevant aspects, the wealth status, as well as transaction proceeds and changes in financial status, as applicable, pertaining to the Company or its Subsidiaries within relevant periods. The accounting books and registers belonging to the Company in all relevant aspects: (a) are true, correct and full, being prepared in accordance with the applicable Legislation.(b) are duly bookkept and full, being kept in accordance with the good business practices, and express, in all of its relevant aspects, and subject to the Law, all transactions comprising Company’ business. All requirements, formalities, and terms required or imposed by Applicable Law, with respect to calling, establishment, performance, resolution and approval, minutes, publication nad registration (including, as applicable, registration with the respective Board of Trades), of financial statements and other corporate documents applicable to the Company were, in all relevant aspects, duly fulfilled, and there is not significant error or omission.

(xi)            No Adverse Effect. After the date of the Base Financial Statements, there was no any extraordinary event or circumstance that may result in a Loss to the Company over BRL 10,000.00 (ten thousand reais).

(xii)          Indebtedness. Except as listed in Exhibit8.1(xii), The Company does not have on this date any Indebtedness in the position of debtor, nor is it responsible (i.e. guarantor ) for any Indebtedness or breach in the performance of obligations of any other Person.

(xiii)         Assets. D1-4TI Shares represent the sole asset of the Company, which is free and clear from any charges, debts and Encumbrance.

(xiv)          Guarantees. The Company is not a guarantor of any liability or liability (including personal warranties) of Sellers or any Third Party. Neither Sellers nor any Third Party is guarantor of any obligation of the Company.

(xv)          Taxes. Neither the Company nor the Sellers have received any Official Notice claiming that the Company or any of its Subsidiaries is a party to any claim, action, lawsuit, complaint, investigation, inquiry, arbitration, mediation or other type of action or process, whether judicial or administrative, individual or collective ("Demand") of a Tax nature. The Company presented, in a timely manner to the competent tax authorities, all statements, forms and tax reports related to the Company, the Subsidiaries and their respective assets, properties, businesses and activities. These statements faithfully reflected all tax obligations of the Company and its Subsidiaries, as well as their respective businesses and activities in the relevant periods, in all its relevant aspects.

(xvi)         Tax Incentives. The Company does not benefit from any tax incentive program except for those who benefit indistinctly from all taxpayers who conduct the activity subject to the incentive.

(xvii)        Labor Issues . The Company does not own or have ever owned employees, employees or service providers (except for administrative services such as accountants, lawyers, etc.). The Company has not been named or notified of any legal, administrative or arbitration proceedings involving labor, social security or social security contribution sums against it. There is no pending claim against the Company before any Governmental Authority or entity competent to resolve on labor or social security disputes, as direct, joint and several liability or subsidiary and there is no pending formal claim or, in the best knowledge of the Company and sellers, threatened against the Company, before the Government Authority with jurisdiction to resolve on labor or social security conflicts.

(xviii)       Contracts. Exhibit8.1(xvi) contains a faithful and complete list of all contracts, commitments or agreements involving obligations or rights of the Company that are in effect on this date, written or verbal ("Contracts"). The Company has complied with all the contractual obligations of the Contracts and is not aware of the occurrence of any situation, fact, act, omission or event that, through the provision of notification, the passage of time, or both, results in a default in compliance part of the Society. The performance of this Agreement and other Transaction Documents does not infringe, conflict, result in default or create encumbrance on any assets, credits or assets (including the Shares and D1 -4TII Shares of the Company under any Agreement to which the Company is a party or is subject or bound. The Contracts do not provide for the imposition of penalties for breach of contract. The execution of this Agreement and other Transaction Documents will not constitute early maturity or any violation of the terms of the Agreements.

(xix)          Operations with Related Parties. Sellers (or any of its Related Parties), representatives of the Company (or any of its Related Parties) are not parties, directly or indirectly, in any transaction or agreement with the Company, including, without limitation, any lease agreements, licenses, supply, provision of services and/or indebtedness, provision of warranties.

(xx)           Real Estate. The Company does not own real estate properties, nor rent or occupy real estate rented from third parties.

(xxi)          Insurance. The Company does not have insurance contracted, except in the context of the financing obtained and as it is embedded as a financial service by the institution that granted the loan.

(xxii)         Disputes. The Company is not and has never been a party to any judicial or administrative or arbitration proceeding of any nature, before any forum or court or Governmental Authority, nor is it known to the Sellers the existence of any threat of imminent litigation. The Company has not failed or is in breach of any judgment, order, decision, warrant, injunction or order of any Governmental Authority.

(xxiii)        Brokers, Intermediaries and Legal Advisors. Sellers are solely responsible, without co-responsibility or assignment of obligation to the Company, for payment of all amounts due to brokers, intermediaries, investment banks, financial advisors, accounting and legal contracts contracted by them for the operations contemplated in this Agreement. On the Closing Date there will be no open payments to be made by the Company to any broker, intermediary or advisor as a result of the transaction agreed in this Agreement and other Transaction Documents.

(xxiv)       Power of Attorneys. All powers of attorney in force that have been granted by the Company, including powers to operate bank accounts and/or assume obligations of any nature in their respective names in any case related to its business are listed in Exhibit8.1(xxiv).

(xxv)        Environmental Issues. (a) The Company is in good standing as to the environmental laws in force and there is no condition or event that constitutes an infringement or would cause any burden to the Company under said Laws.

(xxvi)       Permits and Licenses. The Company owns, on this date, all relevant and common permissions, licenses, authorizations, and records, as required by all Government Authorities to conduct their activities and relevant records necessary for the regular conduct of their activities ("Licenses"), which are in full force and effect or in the renewal phase, having been timely and properly delivered all information and data necessary to obtain such renewals before the Government Authorities. The Company's business is conducted in compliance with these Licenses. There are no and, to the best knowledge of Sellers, no legal action, administrative proceedings or investigations that may result in the loss, invalidation or non-renewal of such Licenses are imminent.

(xxvii)      Bank Accounts. All bank accounts on behalf of the Company in banks, national or foreign, as well as a list of persons entitled to make transactions thereto, are listed in Exhibit8.1(xxvii).

(xxviii)     Insolvency. The Company is not insolvent or unable to pay its debts on the due date and there is no threat related to its assets that may affect the transaction subject to this Agreement and other Transaction Documents. The Company is under no circumstances being managed by a third party by way of disposition of any creditors or by bankruptcy or reorganization proceedings. Sellers are not insolvent and there is no threat related to their assets that may affect the transaction subject to this Agreement or other Transaction Documents.

(xxix)        Good Practices. The Company and Sellers, including through any employee, director or manager and, in the best knowledge of Sellers, any agent, consultant or any other Person, (i) has not violated or breached any Anti-Corruption Laws; (ii) did not offer, pay, commit to pay or promise to pay or authorize the payment of money or other valuables, contribution, expense reimbursement, gifted, gave benefits or delivered any kind of good to any person who is an officer, agent, official or representative of any Governmental Authority or to any political party, any candidate for public office or to offices of political parties , or to any other Person, knowing or having reason to believe that any or all part of the money or something of value offered, given or promised (a) would facilitate or seek to facilitate obtaining favorable treatment in business, (b) pay for favorable treatment in business, (c) facilitate or seek to facilitate the obtaining of special concessions or serve as payment for special concessions already obtained , in favor of or in relation to Sellers, the Company or its Subsidiaries, or (d) would represent violation of Anti-Corruption Laws. Neither the Company nor Sellers have conducted or initiated any internal investigation, received any complaint or other internal or external reports, complaints or allegations, or made voluntary, direct, or involuntary disclosure to any Government Authority in connection with any act of omission relating to any bribery, bribery, illegal payment, corruption or failure to comply with any Anti-Corruption Law. Neither the Company nor Sellers and, to the best knowledge of Sellers, none of the representatives of the Company or Sellers, has received any notice, request or service, is part of any administrative, civil or criminal proceedings, or has been convicted or pleaded guilty to any current or potential non-compliance with matters contained in the first part of this item

(xxx)         Absence of Other Representations and warranties. Except as provided in this Agreement, Sellers have not provided any additional Representations and Warranties to Buyer, express or implied, written or verbal, in connection with any matter subject to this Agreement.

8.1.1.        Update of Representations and Warranties. The Parties agree that, except for Sellers’ Fundamental Representations and Warranties, Sellers may, in good faith, update the Exhibits relating to the representations and warranties provided in Clause 8.1 noted that any updates: provided that any updates: (a) may only refer to acts, facts or omissions occurring after this date or, exclusively with respect to representations and warranties that relate to a specific date or period , after the date or period to which they relate, (b) shall not exempt Sellers from any of the obligations under this Agreement; and (c) may not involve matters that constitute a Material Adverse Effect under this Agreement.

8.2.           Buyer's Representations and Warranties. Buyer hereby declares and warrants to Sellers that the following information is true, complete, accurate, correct and not misleading on this date and that they will remain true, complete, accurate, correct and not misleading on the Closing Date, as if provided on the Closing Date:

(i)             Organization and Capacity. Buyer is a company duly incorporated and existing in accordance with the Laws of Brazil. Buyer has full capacity to: (a) enter into this Agreement and all documents which performance is established herein; and (b) fulfill the obligations assumed herein and perform the operations set out in this Agreement and in the Transaction Documents. Execution and formalization of this Agreement and the other Transaction Documents by Buyer and the fulfillment of their respective obligations have been duly approved and authorized by all necessary own acts, including corporate approvals, where applicable. No other measure, act, consent, authorization of any Governmental Authority, approval or action with any Person, Judgment, Governmental Authority or Regulator or any third party is required to authorize Buyer's signature, formalization and performance of this Agreement.

(ii)            Binding Effect. This Agreement constitutes buyer's legal, valid and binding obligation, enforceable in accordance with its terms.

(iii)           No Breach, Consent . Neither the signing and formalization of this Agreement buyer's compliance with any and all of its obligations under this Agreement, nor the implementation of the operations set forth in this Agreement, (a) violate or conflict with any statute, ordinance, Law, rule, regulation, license or permission, judgment or order of any judgment or other Governmental or Regulatory Authority to which Buyer is subject; or (c) depend on any consent, approval or authorization of, notification to, or filing or registration with, any Person, entity, judgment or Governmental or Regulatory Authority.

(iv)           Good Practice. Buyer, including through any employee, director or manager and, to Buyer's best knowledge, any agent, consultant or any other Person, (i) has not violated or violates any Anti-Corruption Laws; (ii) did not offer, pay, commit to pay or promise to pay or authorize the payment of money or other valuables, contribution, expense reimbursement, gifted, gave benefits or delivered any kind of good to any person who is an officer, agent, official or representative of any Governmental Authority or to any political party, any candidate for public office or to offices of political parties , or to any other Person, knowing or having reason to believe that any or all part of the money or something of value offered, given or promised (a) would facilitate or seek to facilitate obtaining favorable treatment in business, (b) pay favorable treatment in business, (c) facilitate or seek to facilitate the obtaining of special concessions or serve as payment for special concessions already obtained in favor of or in relation to Buyer , or (d) would represent violation of Anti-Corruption Laws. Buyer has appropriate practices and policies to avoid non-compliance with Anti-Corruption Laws by its employees, directors, managers, agents and consultants. Purchaser has not carried out or initiated any internal investigation, received any denunciation or other internal or external reports, complaints or allegations, or made a voluntary, direct, or involuntary disclosure to any Government Authority, with respect to any act of omission relating to any bribery , bribe, illegal payment, act of corruption or failure to comply with any Anti-Corruption Law. Buyer does not and, to Buyer's best knowledge, none of Buyer's representatives, has received any notice, solicitation or service, is part of any administrative, civil or criminal proceedings, or has been convicted or pleaded guilty, to any current or potential non-compliance with matters contained in the first part of it.

(v)            Knowledge. Buyer is an active institute in the relevant market, has knowledge and experience in transactional, financial and commercial matters of this nature, is perfectly capable of making an independent assessment of the merits and risks resulting from the Operation and to bear the economic risks associated with it. Buyer acknowledges that, except as expressly set forth in this Clause VIII, none of Sellers, the Company, or any other Person acting in its interest has made any statement and warranty, express or implied, whether written or oral, as to any matter relating to this Agreement or as to the accuracy or completeness of any information that Sellers, the Company or its representatives, have provided or made available to Buyer and its representatives in connection with its audit, in particular in relation to financial projections, business plans, budgets and/or forecasts related to the Company and its activities.

(vi)            Insolvency. Buyer is not insolvent and there is no threat related to its assets that may affect the transaction subject to this Agreement. In particular, but without limiting the generic nature of the previous statement: (a) the execution and performance of this Agreement by the Purchaser will not imply its insolvency; (b) the economic, financial and equity situation of Buyer would not imply the frustration of any performance arising from any dispute or demand existing against Buyer; and (c) there are no securities issued by Buyer or drawn against it that have been protested.

(vii)          Absence of Other Representations and Warranties. Except as provided in this Agreement, Buyer has not provided any additional representations and warranties to Sellers, express or implied, written or verbal, in connection with any subject matter of this Agreement.

IX.            CONFIDENTIALITY

9.1.           Confidentiality. Subject to the provisions of Clause 9.1.2, the Parties and Intervening Consenting Parties undertake to maintain confidentiality and not to disclose or make public to any Third Parties, without the prior consent of the other Parties (1) the terms and conditions of the Transaction Documents and their Exhibits (except the Secured Fiduciary Sale of Warranty Actions, in the form of Clause 6.9); and (2) any information, relating to the other Parties, the Company or its Subsidiaries, to which it has had or will have access depending on the transactions contemplated in this Agreement ("Confidential Information"). Confidential Information shall not be considered information that (a) is or will become in the public domain for reason other than non-compliance with the obligation of confidentiality of this Clause; (b) were already proven to be aware of the Receiving Party of information at the time of such disclosure; or (c) have been lawfully received by either Party from Third Parties not subject to any obligation of secrecy. Parties, Interveners and to Zenvia Inc. shall instruct its agents, contractors, consultants, advisors, auditors, lawyers, representatives, agents and/or any other Person who, by virtue of the relationship with such Party, will have access to Confidential Information, to observe the duty of confidentiality imposed by this Clause.

9.1.1.        The confidentiality obligation herein shall not prevent the Parties from disclosing Confidential Information to any Governmental Authority under the strict terms and within the strict limits of any court order given to them to that effect. In case either Party and/or the Consenting Intervening Parties are required, as required by the competent Governmental Authority, to provide in whole or in part any Confidential Information, such Party and/or Consenting Intervening Parties may do so, without giving rise to indemnification or charges, provided that the rules set forth in this Clause 9.1.1 are fulfilled. However, this party shall, in any case: (a) provide only the part of the Confidential Information and the documents that its legal advisors deem legally chargeable, (b) make the necessary efforts to obtain assurances from those who requested the Confidential Information that a confidential treatment will be conferred on it, (c) notify the other Parties promptly and in writing of the need for breach of confidentiality , enabling them to take appropriate measures to protect the confidentiality of Confidential Information.

9.1.2.        Sellers hereby agree that Buyer may disclose the information regarding the terms and conditions of the Transaction Documents and their Exhibits and the Company, as may be required in the context of Zenvia IPO, as determined by Zenvia's legal and financial advisors, and shall do so in confidentiality whenever this is possible in the course of the Zenvia IPO process.

9.2.           Disclosure. The Parties agree that any announcement or disclosure addressed to the general public, including customers and/or suppliers of the Company, in relation to the operations subject to this Agreement and its Exhibits, may only be issued after approved in writing by all Parties, except for disclosures that are required by the Laws applicable to the respective Parties. In the case of disclosures required by law, the Party obliged to make the disclosure shall provide the other, as early as possible, an opportunity to review the disclosure to be made and to submit comments, which shall be considered, in good faith, by the Party required to make the disclosure.

9.3.           Penalty. .. The failure to comply with the confidentiality obligation set out in this Clause XI by either Party and/or by the Consenting Intervening Parties and/or Zenvia Inc., by act of its own or any of its agents, contractors, consultants, advisors, auditors, lawyers, representatives, agents and/or any other Person who by his/her nomination has had access to confidential information shall give rise to the immediate obligation to indemnify for all losses that may occur.

9.4.           Confidentiality Obligation Deadline. The obligations under this Clause XI shall remain in force from this date until the end of the [*****] years from the last to occur between: (a) the termination of this Agreement SPA D1; or (b) the end date of payment of the Earn Out Amount 2022 Sellers 4TI. In order to avoid any doubts, if this Agreement is terminated for any reason: (i) Sellers shall have no obligation of confidentiality with respect to The Company's Confidential Information, but shall remain required to keep the terms of the Transaction confidential; and (ii) Buyer shall be required to maintain the confidentiality of confidential information until the end of the period set out herein.

X.             OTHER OBLIGATIONS

10.1.         Records. The Company shall register with the competent Government Authorities, within ten (10) Business Days of each event, the corporate acts mentioned in this Agreement, and the costs will be borne by the Company. The Parties shall cooperate with each other as necessary to make such records appropriately.

10.2.         Joint Efforts. The Parties and Consenting Intervening Parties hereby agree that they shall take all necessary measures to faithfully comply with the obligations set forth in this Agreement and other Transaction Documents, signing all instruments, certificates and other documents necessary for the conduct of the transaction contemplated herein, and the Parties and Consenting Intervening Parties to make their best efforts in order to obtain the necessary authorizations and records are obliged.

10.3.         Operating Costs. Except as otherwise provided in this Agreement, the operating costs owed by the Parties or the Company to Governmental Authorities, brokers and/or intermediaries (including, without limitation, fees of legal advisors, committees of financial advisors, strategic advisors and publicity), directly related to the negotiation and implementation of the legal business subject to this Agreement shall be borne by Buyer in the event of costs incurred by Buyer; and (b) by Sellers, in the case of costs incurred by Sellers directly or indirectly, including if incurred by the Company (provided for the exclusive benefit of the Sellers and not the Company), including the fees due to the law firm that advises the Sellers (and, until the Closing Date, the Company) in this Operation.

10.4.         Non- Performance Obligations of Sellers. Except as otherwise consented in writing by Buyer, if necessary as a result of law, or if required by a Government Authority, until the Closing Date, each Seller undertakes not to practice (with respect to its Shares) and, to the limits of the powers assigned to its Shares or as an administrator of the Company, if applicable, to cause the Company not to engage in any of the following acts :

(i)             transfer and/or Encumber Shares and/or D1-4TI Shares;

(ii)            execute any contract, commitment or obligation that otherwise contains any non-competition provisions relating to Company's business;

(iii)           cancel, compromise, discharge or forgive any judicial or administrative proceedings involving the Company, filed by or against any Person, or waiver any right of the Company.

(iv)           file any process of incorporation, division, merger or liquidation or dissolution involving the Company, or if it is required to do so;

(v)            execute or amend any agreements or commitments in order to assume new obligations on behalf of the Company, as well as to make any expenditure or investment or development of new projects by the Company; and

(vi)           conduct any new business, of any nature with, on the one hand, the Sellers and/or the Related Parties of the Sellers and, on the other hand, the Company.

10.5.         Zenvia IPO. Sellers, the Company hereby agrees that they shall take all reasonably necessary steps and cooperate with Buyer in relation to the Zenvia IPO, including providing (directly or through representatives, including without limitation their auditors and legal advisors as necessary) any legal and/or financial information relating to the Acquisition that is reasonably requested by the financial advisors hired to provide advice in the Zenvia IPO, as well as making itself available to clarify questions and questions that may be made by such financial advisors in the context of the Zenvia IPO.

10.6.         The Buyer undertakes to: (i) keep the Sellers informed about, and allow the monitoring of the progress of the Zenvia IPO (including its schedule, progress of the roadshow and pricing of the offer), periodically or through the provision of information and responses to inquiries made by the Sellers; and (ii) sharing the filings and exchanges of communication with the regulatory agencies with the Sellers and the Company.

10.7.         Zenvia Restrictions. Buyer and Zenvia Inc. will not make or allow it to be made without sellers' approval: (i) an initial primary and/or secondary public offering of shares resulting in the listing of another Buyer Affiliate or Zenvia Inc. (other than Zenvia Inc. itself) on any stock exchange, including outside Brazil; or (ii) a private placement of Buyer, Zenvia Inc., or any of its respective Affiliates.

10.8.         Replacement of Guarantees. Buyer undertakes, within 90 (ninety) days after the Closing Date, to release and/or replace (or, as the case may be, promote the release and/or replacement of) the warranties granted by Sellers and their Affiliates (including Servix) in obligations relating to the Company or D1 (Guarantees), and the obligation to release or replace the warranties shall be deemed fulfilled to the extent that the respective Sellers and their assets are released unconditionally, irreversibly and irrevocably from any obligations related to the principal obligation subject to such Warranty. Buyer and, after the Closing Date, the Company, shall exempt the Sellers and its Affiliates from any obligations arising from the eventual execution of the Guarantees due to the Company's default, after closing, from the obligations guaranteed by the applicable Guarantees.

10.9.         If any Guarantee cannot be replaced, including due to the fact that the respective creditor or beneficiary has not approved such replacement, the Buyer will grant, on behalf of the Sellers, a counter-guarantee in terms and conditions similar to those established the Guarantee in question, within the term of 90 (ninety) days from the Closing Date, and without prejudice or limitation to Buyer's obligation to indemnify and exempt Sellers as a result of any loss arising from any of the Warranties.

10.10.       If, after closing, any provisional imposition, collection, execution, seizure, constriction and/or attachment related to a fact relating to the Company is imposed or linked in relation to any good, right or asset of the Sellers, Buyer shall take any and all measures, at its expense, necessary to reverse such provisional imposition, collection, execution, seizure, constriction and/or attachment, including by means of payment or granting of new guarantees, without prejudice to indemnify for any damages incurred by sellers.

XI.            OBLIGATION TO INDEMNIFY

11.1.         Indemnification by Sellers for acts relating to SPA D1. Sellers jointly and severally undertake to bear 29.27% (twenty-nine point twenty-seven percent) of any Losses (as defined in SPA D1) indemnifiable to Buyer, its investments, its directors, employees, consultants, representatives and respective successors, pursuant to SPA D1, in proportion to the percentage of capital held by the Company in D1, in accordance with the procedures, limits and payment deadlines set out in SPA D1 for indemnification to Buyer. Likewise, Sellers will receive any benefits and will be entitled to the rights provided for in relation to the same indemnification obligations stipulated in SPA D1. For example, if Buyer has an indemnifiable Loss under SPA D1 in the amount of BRL 100.00 (one hundred reais), Sellers must reimburse Buyer BRL 29.27 (twenty-nine reais and twenty-seven cents) and SPA D1 Sellers BRL 70.73 (seventy reais and seventy-three cents).

11.2.         Indemnity by Sellers. Sellers undertake, jointly, to indemnify and hold buyer, its Related Parties (which, after closing, will include the Company), its directors, employees, consultants, representatives and their respective successors harmless ("Buyer’s Indemnifiable Parties "), in relation to any and all Losses actually suffered or incurred by a Buyer's Indemnifiable Party arising out of or arising out of:

(i)             any falsehood, omission, error or inaccuracy of any statement or warranty provided by a Seller in relation to himself or the Company;

(ii)            non-compliance, in whole or in part, with any Buyer’s agreement and covenants contained in this Agreement (and, until Closing, the Company), until the termination of legal business and other obligations provided for therein; and/or

(iii)           any commissive or omitted act, contingent liabilities, facts, events or omissions related to the Company, its business or activities, of any nature, including, without limitation, labor, social security, tax, civil, insurance, tax, environmental, intellectual property or any other, in each case, the event of which occurred, in whole or in part (in the latter case, considering only the period prior to the Closing Date), in the period prior to the Closing Date (excluding the latter), although its effects only materialize in the future, identified or not in the course of the due diligence process, whether informed or not (and/or qualified or not by knowledge or relevance) through the statements and guarantees provided under this Agreement, whether or not sellers, shareholders of D1, The Company, D1 and its respective Subsidiaries or Purchaser, noted, however, that no amounts that are reflected as liabilities in the Base Financial Statements will be considered as Loss;

(iv)           in relation to tax aspects related to Sellers to the structuring or implementation of the Flip; and/or

(v)            any and all commissive or omitted act, debt, liabilities, contingent or absolute, facts, events or omissions related to Sellers, their business or activities, or any of their Related Parties (other than the Company) and/or current, future or previously owned entities directly or indirectly by Sellers (other than the Company), of any nature, including, without limitation, labor, social security, tax, civil, insurance, tax, financial, environmental, intellectual property or any other, occurred at any time, whether or not identified in the course of the due diligence process, whether or not informed (and/or qualified or not by knowledge or relevance) through the representations and warranties provided under this Agreement, whether known or not from Sellers, shareholders of D1, Company, D1 and its respective Subsidiaries or Buyer, noted, however, that any amounts that are reflected as liabilities in the Financial Base Statements shall not be considered as Loss , which may be imputed or otherwise charged to any Indemnified Party of Buyer or Company, D1 and its Subsidiaries (in the latter case, after the Closing Date);

11.2.1.      Buyer's total or partial waiver of compliance with one or more Suspensive Conditions, or its decision not to perform (i) the Closing, pursuant to Section VII of this Agreement; or (ii) the closing of SPA D1, will not exempt Sellers from the obligation to indemnify Buyer's Indemnifiable Party for losses incurred in connection with the waived Suspensive Conditions.

11.2.2.      Even if Sellers (prior to Closing Date) or Buyer (after Approval Date) approves, or causes the accounts and financial statements of any subsequent financial year of the Company to be approved, such approval shall not mean that any Indemnifiable Parties of Buyer has waived the right to require sellers to redress provided for in this Clause XI, and sellers, company and its subsidiaries are bound by this Agreement.

11.3.         Buyer's Indemnity. The Purchaser undertakes to indemnify and hold Sellers, their Related Parties (which up to Closing includes the Company), their managers, employees, consultants, representatives and their respective successors ("Indemnifiable Part of Sellers") harmless, in relation to any and all Loss actually suffered or incurred by an Indemnifiable Party of Sellers resulting from or resulting from:

(i)             any falsehood, omission, error or inaccuracy of any statement or warranty provided by the Buyer pursuant to Clause 8.2 and its sub-clauses; and/or

(ii)            non-compliance, in whole or in part, with any agreement or covenant of Buyer contained in this Agreement and SPA D1, until the legal business and other obligations provided for therein are terminated; and/or

(iii)           any and all commissive or omitted act, debt, liabilities, contingent or absolute, facts, events or omissions related to Buyer, your business or activities, or to any of your Related Parties (including Company and D1 and its Subsidiaries, only with respect to taxable events occurring after the Closing Date), of any nature, including, without limitation, labor, social security, tax, civil, insurance, tax, financial, environmental, intellectual property or any other, occurred at any time, informed or not through the statements and guarantees provided under this Agreement , known or not to Sellers or Buyer, which may be imputed or otherwise charged to any Indemnified Party of Sellers.

11.4.         Conditions to Sellers and Buyer's Indemnify Obligation. Sellers' obligation to indemnify Buyer and other indemnification beneficiaries pursuant to Clause 11.1 above shall follow the rite and moment established to SPA D1 Sellers to pay their percentage of said indemnification. The obligation of the Parties liable to indemnify ("Indemnifiers") the Parties that are entitled to indemnification ("Indemnified Parties") for Losses incurred pursuant to Clauses 11.2 and 11.3 above shall comply with the following conditions:

(a)            the Indemnifiers shall pay the Indemnified Party 100% of the amount of the loss disbursed by the Indemnified Party;

(b)            all payments owed by the Indemnifiers will be structured in such a way as to avoid any additional cost to the Indemnified Parties, and any additional cost or charge that may arise shall be solely and exclusively borne by the Indemnified Parties. In order to avoid doubt, in this case, the Indemnifiers shall pay such additional amounts as may be necessary to ensure that the net amounts received by the Indemnified Parties are equal to the respective amounts that would have been received in the absence of such additional cost or charge;

11.4.1.      Procedure in the case of Third Party Claim . After closing, if any Indemnified Party is to be served, notified, administratively or judicially or in arbitration or out of court, for enforceability that constitutes or may constitute an Indemnifiable Loss pursuant to Clause 11.2 and 11.3 ("Third Party Claim"), this party shall give notice, in writing, to Indemnifiers, as soon as possible, but in any case within the period of up to 1/3 (one third) of the legal term for filing a statement, defense or dispute of the Third Party Claim, as the case may be, by sending a copy of the documentation received and other information available at that time relating to the Third Party Claim ("Notice of Loss"). The failure to provide Notice of Loss by Indemnified Party within the period indicated above shall exempt the Indemnifiers from the obligation to indemnify the Indemnified Party for such Loss to the extent that such delay adversely affects the indemnifiers’ ability to defend itself against the claim in question.

11.4.2.      The Indemnifiers shall, within 2/3 (two thirds) of the legal deadline for the submission of manifestation, defense or contestation of the Third Party Claim, send a notification informing the Indemnified Party: (a) if it wishes to assume the conduct of the defense of the Third Party Claim, informing the office that it will be hired to do so; or (b) if does not wish to assume the conduct of the defense of the Third Party Claim, in which case the Indemnified Party will be responsible for conducting the defense. If the Indemnifiers does not send notice pursuant to this Clause 11.4.2, it shall be considered, for all purposes of law, that the Indemnifiers does not wish to assume the conduct of the defense.

11.4.3.      The Party conducting the defense shall have the right to choose the law firm that will be responsible for the defense, and it is agreed that the choice of the law firm should be reasonable taking into account the value and complexity of the action. In any case the defense shall be conducted diligently by the lawyers, always on behalf of Indemnified Party and with a view to reducing the amount of possible conviction.

11.4.4.     The Party conducting the defense (whether Indemnifier or Indemnified Party) may not compromise or make an agreement without prior written authorization from the other Party, an authorization which may not be unjustifiably denied. If the Indemnifiable Party is the Sellers, and Buyer rejects the terms and conditions of a settlement proposal accepted by Sellers, the following rules shall apply: (i) in case of Loss, Sellers shall apply as a Indemnifiers, shall be liable only up to the limit of value of the proposal refused by the buyer, provided such proposed agreement has been proven to be accepted by the contrary to the respective Third Party Dispute (not only not materialized by the refusal of Buyer or Company); and (ii) if Buyer's indemnified Party succeeds in defending the Third Party Dispute, Sellers shall reimburse it, to the limit provided in the proposal, the reasonable and proven costs incurred by the Company (as the case may be) with attorneys' fees, procedural costs and procedural costs in general, relating to such demand. Mutatis mutandis, the provisions of this Clause shall apply in relation to opportunities arising from law granting rebate, discount and/or amnesty or any other economic advantage for taxpayers who adhere to cash or installment payment programs of taxes due and unpaid, when Sellers, as an Indemnification Party, wish to adhere to such incentive tax program.

11.4.5.     The Parties shall cooperate with the Party conducting the defense (whether Indemnifier or Indemnified Party), and with its consultants, in the defense of any Third Party Claim, including by granting power of attorney and access to the necessary documents in the company's possession.

11.4.6.     Regardless of the Party conducting the defense, the Indemnification Party shall bear all costs and expenses of the defense of the Third Party Claim that are indemnified under this Clause XI (including, without limitation, reasonable attorneys' fees), as well as make any legal deposits or provide any other necessary or required warranties in connection with any Third Party Losses or Claims. Such costs and expenses shall be informed to the Indemnifier when proving its payment by the Indemnified Party. The Indemnified Party, before providing any warranty, shall notify in writing the Indemnifiers with respect to the obligation to make such warranty, for acknowledgement purposes only.

11.4.7.     The Party conducting the defense shall maintain, and instruct its lawyers to maintain, the other Party informed of the progress of the defense throughout the proceedings. The party that is not conducting the defense shall have the right to participate in discussions on strategy and measures in each claim, and may, to do so, pass on the points it deems necessary with the lawyers responsible for the defense, have access to the documents and, as far as possible, participate in meetings that are necessary with any Third Party, including Government Authorities; in any event, that the Party conducting the defense and its legal advisors shall have the right to make final decisions on how the defense is conducted, in accordance with the provisions of Clause 11.4.3 above. If a Buyer's Indemnifiable Party chooses to hire advisors or consultants to accompany a defense being conducted by sellers, such Buyer's Indemnifiable Party shall bear the costs of its respective advisors or advisors.

11.4.8.     Existing and Supervenient Demands. In addition to the provisions of other sentences of this Clause 11.4 above, the defenses of the claims existing on this date or materialized until the Closing Date to which the Company is a party will continue to be made through the same lawyers who currently conduct such demands, in the way they have been made to date, and the costs and expenses related to the same shall be borne by the Indemnifier.

11.5.       Direct Claims. In the event that an Indemnified Party understands that it has suffered a Loss that does not involve a Third Party Claim ("Direct Claim"), the Indemnified Party shall notify, within 15 (fifteen) Business Days in writing, the Indemnifiers (Notice of Indemnification). The Notice of Indemnification shall describe the Loss, submit the provisions of this Agreement from which the right of indemnification shall take place, include copies of the available written documents and indicate the estimated amount, if reasonably possible, of the Loss suffered by the Indemnified Party. Failure to Notice Of Loss of the Indemnified Party within the period indicated above shall not exempt the Indemnifiers from the obligation to indemnify the Indemnified Party for such Loss except to the extent that such delay adversely affects the Indemnifier’s’ ability to defend itself against the claim in question.

11.5.1.   The Indemnifiers will have 30 (thirty) Business Days to respond in writing to the Indemnification Notification. If the Indemnifiers (a) agrees to the terms of the Indemnification Notice or ceases to send a response to the Notice of Indemnification within the indicated period, it shall pay the amount to the Indemnified Party; (b) express, in writing and in a well-grounded manner, its disagreement with the terms of the Notice of Indemnification within the said period of 30 (thirty) Business Days, the indemnification shall be deemed to be due if and when (b.i) the settlement of the impasse relating to such obligation to indemnify the Loss through mutual agreement between the Indemnified Party and the Indemnifiers or (b.ii) the date of the final decision , in accordance with the terms of Clause XII below; and in any case will be paid in the form of Clause 11.8 below.

11.6.        Loss Value. Regardless of the provisions of this Agreement, the determination of the value of a Loss shall take into account the payment made or the recovery actually received as a result of any third-party indemnification to which the Indemnified Party is entitled as a result of the fact or circumstance that originated the Loss, including because of insurance policies (i.e. the indemnification will be net of the amount of any third party indemnification actually received by the Indemnified Party, including if arising from insurance policies, but taking into account the costs necessary for the receipt of such indemnities, including the deductible cost incurred for receipt of the insurance). In addition, the payment of a Loss shall take into account the inter-time tax effects relating to the applicable deductibility or taxability (i.e. if the payment generates an actual deductible expense in the same fiscal year, the payment will be made at its net value). In cases of indemnification of Third Parties or insurance, if recovery occurs after payment of indemnification for Loss by the Indemnified Party, the Indemnified Party undertakes to reimburse the Indemnified Party the amount recovered within 10 (days) Working Days from the date on which the Loss was partially or fully recovered. If, on the other hand, the receipt of an indemnity payment generates a taxable obligation, the gross amount of the indemnity must be adjusted to result in a full indemnification of the Loss suffered.

11.6.1.    For the purposes of this Clause XIII, a Loss shall be deemed to have been incurred when a Party is in demand, depending on: (a) a final decision and not subject to any kind of appeal or appeal; or (b) judicial agreement or out-of-court transaction that has been duly approved and entered into under this Agreement. In the case of Losses that do not involve disbursement of funds or transfer of funds, a Loss shall be deemed in effect at the time of a final decision, in accordance with the provisions of Clause XII below, or the agreement between the Parties regarding the materialization of a Loss.

11.7         Escrow Account. The Company, as of closing and until no further indemnification is due under this Agreement, shall keep a record of the amounts of Losses (arising or not from Third Party Claims) indemnified under this Agreement, incurred by each of the Indemnified Parties by releasing on credit the amounts of losses incurred by buyer's indemnified parties and debit the Losses incurred by the Indemnified Parties of Sellers ("Escrow Account"). In the event of a Shared Loss (hereinafter understood as any Loss whose liability is partially applicable to any Indemnifier), the Escrow Account shall indicate the percentage due for each Indemnifier. The balance (positive or negative) of the Escrow Account should be updated monthly based on the IPCA.

11.7.1.    In accordance with the provisions of this Clause XI, each Party (and, in the case of Sellers, each Seller) shall pay the balance of the Escrow Account (or, in the case of Sellers, its percentage of the negative balance of the Escrow Account) at each anniversary of the Closing Date of this Agreement or on 10 (ten) Business Days counted from the date the positive or negative balance of the Escrow Account reaches BRL 500,000.00 (five hundred thousand reais) , by means of electronic transfers of immediately available resources – TED, of the respective amounts in the bank accounts of Sellers, buyer or company that have been informed in this Agreement, or to other bank accounts that have been informed by the Indemnified Party reasonably in advance.

11.7.2.   The Company shall send to the Parties: (i) half-yearly statements (or in smaller periods, as reasonably requested by sellers) indicating the balance of the Escrow Account and the postings made; and (ii) on the date that is ten (10) Working Days prior to the release date of payment of the Balance of the Escrow Account, the final amount of the balance to be paid by the Indemnification Party.

1.8.         Delay. Failure to pay amounts due pursuant to this Clause XI within the terms set forth herein shall subject the Indemnification Party to bear the positive variation of the IPCA between the expected date of payment and the date of actual payment, plus interest on late payment of [*****] per month and a fine of [*****] on the corrected amount.

1.9.          Continuity of Indemnification Obligation. The obligation to indemnify will not be impaired as a result of the potential transfer to Third Parties of equity interest in the Company.

1.10.       Mitigating Duty. The Indemnified Parties shall make best efforts to mitigate the chances of materializing a Loss under this Agreement by taking, or failing to take, any necessary or convenient measures to do so. Upon the occurrence of a Loss (or upon receipt of a notice of a Third Party Claim that may result in a Loss), the Parties shall, in good faith and to the limit possible, cooperate and act to mitigate the value of any Losses.

1.11.        Single Appeal. The Parties acknowledge and agree that the indemnity provisions provided for in this Agreement and other Transaction Documents will constitute the Parties' only remedy with respect to the legal deals contemplated in this Agreement and other Transaction Documents and any other inquiries related to the Company. Each Party waives, in this act, to the extent permitted to do so, any other rights or appeals that may arise by law.

1.12.        General Compensation Law. Any amounts owed by Sellers to Buyer may be offset by Buyer, upon prior notice ten (10) days in advance, against any balances due by Sellers under this Agreement through the Graphical Account mechanism. Any amounts deemed due by Sellers defined in SPA D1 to Buyer under SPA D1 pursuant to Clause 11.1 above may be offset by Buyer, upon prior notification 10 (ten) days in advance, against any balances due to Sellers under this Agreement, subject to the proportion of their participation in the Company's share capital and the mechanisms of the Escrow Account.

XII.         DISPUTE RESOLUTION

12.1.        Brazilian Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Federative Republic of Brazil, which shall apply to the merits of the arbitration provided for herein.

12.2.        Arbitration Chamber. The Parties (including, where used in this Clause XII, Consenting Intervening Parties and Zenvia Inc.) Consenting Intervening Parties and Zenvia Inc.) agree that, with the exception of the net, certain and enforceable payment obligations, comprising judicial enforcement, any and all disputes, disputes, disputes, doubts, or controversy arising out of or related directly or indirectly to the existence, validity, interpretation, termination or termination of this Agreement and the other Transaction Documents , as well as their respective Exhibits ("Conflict") shall be required, exclusively and definitively resolved by arbitration in accordance with the Arbitration Rules ("Rules") of the Arbitration and Mediation Center of the Brazil-Canada Chamber of Commerce (CAM-CCBC) ("Arbitration Chamber"), which shall be responsible for the administration of the arbitration. Arbitration shall be governed by the Rules in force at the time the arbitration request is filed with the Arbitration Chamber.

12.3.        Arbitral Tribunal. The Arbitral Tribunal shall be composed of three (3) arbitrators ("Arbitral Tribunal"), and the choice of arbitrators shall not be restricted to the arbitration panel of the Arbitration Chamber. An arbitrator shall be appointed by the arbitrator(s), another arbitrator shall be appointed by the requested arbitrator(s), and the third arbitrator, who shall be the president of the Arbitral Tribunal, shall be appointed by the two arbitrators appointed by the parties in accordance with the Rules. If either party does not appoint an arbitrator, or if the two arbitrators chosen by the Parties do not appoint the third arbitrator within the prescribed period, the missing arbitrator(s) nomination shall be made by the President of the Arbitration Chamber. The same procedure shall apply in the event that any refusal, dispute, doubt or lack of understanding with respect to the nomination, choice or replacement of the members of the Arbitral Tribunal will be resolved by the Arbitration Chamber in accordance with the Rules. Arbitrators may be chosen from outside the Arbitration Chamber's list of arbitrators.

12.4.        The proceedings provided in this Clause shall also be applied to cases of replacement of arbitrators.

12.5.        Impediments. In addition to the impediments provided for in the Brazilian Rules and legislation, no arbitrator designated in accordance with this arbitration clause may be an official, representative or former employee of either Party.

12.6.       Arbitration and Language () The arbitration's office will be the City of São Paulo, State of São Paulo, Brazil, where the arbitral award will be rendered, and the arbitration will be conducted in Portuguese. The Arbitral Tribunal may, on a basis, and after consulting the parties, designate the performance of specific acts in other locations.

12.7.        No Judgement by Equity. The Arbitral Tribunal will adjudicate any Disputes based solely on the right and never on equity.

12.8.        Confidentiality. The Parties undertake not to disclose (and not to allow disclosure of) any information of which they become aware of and any documents submitted in arbitration, which are not otherwise in the public domain, any evidence and materials produced in the arbitration and any decisions given in arbitration, unless and to the extent that (a) the duty to disclose such information swerves from the law; (b) disclosure of such information is required by a governmental authority or determined by the judiciary; or (c) such information becomes public by any other means unrelated to disclosure by the Parties or their affiliates. Any and all disputes related to the obligation of confidentiality will be settled by the Arbitral Tribunal in a final and binding manner.

12.9.        15.8.       Default Judgement Arbitration proceedings shall continue even in the absence of one of the Parties, as provided for in the Rules.

12.10.      Final and Binding Judgment. The arbitral award shall be final and binding on the parties to the arbitration and shall not be subject to judicial approval or appeal of any kind, according to the exercise of good faith by one of the Parties to the request (a) to the Arbitral Tribunal, correction of material error or clarification of obscurity, doubt, contradiction or omission of the Arbitral Tribunal, pursuant to the Rules; and/or (b) to the Judiciary, of the decree of nullity of the arbitral award, in the strict terms of Article 32 of the Arbitration Law. The arbitral award may be enforced before any judicial authority that has jurisdiction over the parties and/or their assets.

12.11.      Costs, Expenses, Fees. The costs, expenses and fees incurred in the arbitration shall also be divided between the parties until the final judgment is delivered by the Arbitral Tribunal. The arbitral award shall define which party shall bear, or to what extent each party shall bear, the costs, including (a) the fees and any other amount due, paid or reimbursed to the Arbitration Chamber; (b) fees and any other amount due, paid or reimbursed to arbitrators, including fees; (c) fees and any other amount due, paid or reimbursed to experts, translators, interpreters, stenographers and other assistants, possibly indicated by the Arbitration Chamber or the Arbitral Tribunal; (d) attorneys' fees that have been spent by the parties during the arbitration and provided that they are reasonable; (e) fees incurred by the parties with technical assistants, experts and other expenses necessary for their representation; and (f) fine and/or compensation for possible litigation in bad faith. The Arbitral Tribunal shall not have jurisdiction to impose attorneys' fees due to loss of action.

12.12.      Exceptional State Jurisdiction. The Parties are fully aware of all the terms and effects of the arbitration clause herein, and irrevocably agree that arbitration is the only way to settle any disputes arising out of or relating to this Agreement. Without prejudice to the validity of the arbitration agreement, however, the Parties elect, with the exclusion of any others, the jurisdiction of the District of São Paulo, State of São Paulo, Brazil, for the exclusive purposes of: (a) obtaining urgent reliefs; and (b) exercise, in good faith, of an application for the decree of nullity of the arbitral award, pursuant to Article 32 of the Arbitration Law. Any urgent measure granted by the Judiciary shall be promptly notified by the party that requested such a measure to the Arbitration Chamber. The Arbitral Tribunal, once constituted, may review, maintain or revoke the measures granted by the Judiciary. After the constitution of the Arbitral Tribunal, precautionary measures or other measures shall be requested from the Arbitral Tribunal.

12.13.      Consolidation. If two or more disputes arise with respect to this Agreement and/or any other Transaction Document, its resolution may occur through a single arbitration proceeding. Prior to the constitution of the Arbitral Tribunal, it will be up to the Arbitration Chamber to consolidate such disputes into a single arbitration proceeding, in accordance with the Rules. After the constitution of the Arbitral Tribunal, in order to facilitate the resolution of related disputes, the Arbitral Tribunal may, at the request of one of the parties, consolidate the arbitration procedure with any other outstanding arbitration proceedings involving the resolution of disputes arising out of this Agreement and/or other Transaction Document. The Arbitral Tribunal shall consolidate the proceedings provided that (a) the proceedings involve the same parties; (b) there are common issues of fact and/or law between them; and (c) consolidation in these circumstances does not result in losses arising from unjustified delays in the settlement of disputes. The jurisdiction to determine the consolidation of proceedings and conduct the consolidated procedure shall be of the first arbitral tribunal constituted. The consolidation decision will be final and binding on all parties involved in disputes and arbitration proceedings subject to the consolidation order.

12.14.      Binding of the Intervening Consenting Parties and Zenvia Inc. to arbitration. Consenting Intervening Parties and Zenvia Inc. are expressly bound by this arbitration clause for all purposes of law.

XIII.       TERM AND TERMINATION

13.1.        Term. This Agreement shall be effective from the date of its signature and will remain valid and effective until your object is completed.

13.2.       Termination. Until the Closing occurs, this Agreement may be terminated or terminated, as the case may be (i) by mutual agreement between the Parties; (ii) unilaterally, by either Party, if SPA D1 is terminated; or (iii) unilaterally, at any time, by the innocent party, in the event of non-compliance with this Agreement or other Operating Documents, provided that, notified to the defaulting Party of its default, such defaulting Party has not complied with the breach within thirty (30) days of receipt of the notice. This Agreement may not be terminated after closing.

13.3.       Consequences of Termination.

(i)            If this Agreement is terminated pursuant to Clause 13.2 (i) above, this Agreement will cease to have effect before the Parties, being certain that no amount, fine, reimbursement of expenses or indemnification will be due by either Party to any of the other parties.

(ii)          If this Agreement is terminated pursuant to Clause 13.2(ii) above by virtue of the verification of the Preceding Conditions and provided that such fact does not sum up the performance with deceit, fraud or proven bad faith of the party responsible for its performance, this Agreement shall cease to have effect before the Parties, being certain that no amount, fine, reimbursement of expenses or indemnification will be due by either Party to any of the other parties.

(iii)          If this Agreement is terminated pursuant to Clause 13.2(ii) above by virtue of the verification of the Preceding Conditions by virtue of acting with intent, fraud or proven bad faith of the Party responsible for its compliance, or pursuant to Clause 13.2(iii) above, the defaulting Party shall indemnify the Indemnified Party for the Losses suffered pursuant to Clause XI above.

13.4.        Survival. The following clauses will survive the termination of this Agreement: Clause IX (Confidentiality), Clause XII (Dispute Resolution), Clause XIV (General Provisions) and Clause XI (Obligation to Indemnify), in the latter case, only with regard to acts, events or omissions occurring prior to the end date of this Agreement.

XIV.        MISCELLANEOUS

14.1.        Notices. All notices, consents, requests and other communications provided for in this Agreement shall only be deemed valid and effective if they comply with written form and are sent by letter with acknowledged receipt or protocol, or e-mail with proof of receipt, and shall be sent to the Parties at the following addresses:

(i)            To Sellers:

Name: Vanderlei Calejon / Heitor Sakoda / Cleber Calejon

Address: Rua Pequetita, n° 215, 7° andar, Parte, Vila Olímpia,

São Paulo, SP – Zip Code 04552-060

Emails: [XXXXX]

(ii)            To Buyer (and/or its successors and assignees):

Name: Zenvia Mobile Serviços Digitais Ltda., to the attention of Legal Manager amd M&A Manager.

Address: Avenida Paulista, 2300, 18º andar, cjto 182 e 184, Bela Vista

ZIP Code 01310-300, São Paulo-SP

Email: [XXXXX]

With a copy to:

(provided that the receipt of Notice by such recipients is intended to inform only, and will not be considered for Notice purposes)

Name: Pinheiro Neto Advogados, to the attention of [XXXXX]

[XXXXX]

(iii)          To the Company (and/or its successors and assignees):

Name: Vanderlei Calejon / Heitor Sakoda / Cleber Calejon

Address: Rua Pequetita, n° 215, 7° andar, Parte, Vila Olímpia,

São Paulo, SP – ZIP Code 04552-060

E-mails: [XXXXX]

14.1.1     The change of addressee, address or any of the information indicated above by a Party must be promptly communicated in writing to the other Party, as provided herein; if said communication is no longer made, any notice or communication delivered to the addressees or at the addresses indicated above will be deemed to have been duly made and received.

14.1.2      As provided for in Clause 5.1, where it is a jointly assigned right or obligation to Sellers, Vanderlei shall have general powers to send and receive Notices on behalf of all Sellers under this Agreement. For the purposes of this Clause, the Vanderlei is hereby appointed by each of the Sellers as its faithful attorney, empowered to receive and send, on behalf of such Seller, any notice, notification, court service or notice of arbitration, or communication of any nature provided for in or relating to this Agreement. The mandate provided for in this Clause is granted irrevocable, as a condition of the business, in the form of Article 684 and the sole paragraph of Article 686 of the Civil Code.

14.2         Irrevocability. This Agreement is irrevocable, and the obligations herein assumed by the Parties also bind their successors in any way.

14.3         Full Agreement. Any declaration by any court of nullity or the ineffectiveness of any of the covenants contained in this Agreement shall not affect the validity and effectiveness of the others, which shall be fully complied with, binding the Partners to do their best to validly adjust to obtain the same effects as the agreement that has been canceled or has become ineffective.

14.4         Exhibits and Addenda. This Agreement and its Exhibits constitute the entire understandings and agreements of the Parties with respect to the matters herein. This Agreement and its Exhibits may only be amended by means of a written instrument signed by the Parties. In the event of a conflict between this Agreement and its Exhibits, the provisions of the Agreement shall prevail.

14.5         Novation. The failure or Default of any of the PARTNERS in exercising any of their rights in this Articles of Incorporation shall not be considered as a waiver or novation and shall not affect the subsequent exercise of such right. Any waiver shall take effect only if specifically granted and in writing.

14.6        Assignment. Except for the authorization of Sellers assign the shares issued by Buyer and Zenvia Shares to a controlled company or to an investment fund which is Affiliated of Sellers or one SPA D1 sellers, which may be occur irrespective of Buyer’s consent, it is hereby expressly prohibited to assign any rights and obligations pertaining to Sellers hereunder, without Buyer’s previous and express consent, in writing. Likewise, Buyer shall not assign any rights and obligations hereunder without Sellers’ previous and express consent, in writing. In case of assignments subject to the terms of this Clause, assignors and assignees shall be jointly and severally liable for all obligations hereunder.

14.7        Capacity. Each Party signs this Agreement and declares (a) to be aware of the obligations arising from this Agreement and the legislation governing this Agreement; (b) have been assisted by lawyers; (c) that the terms and conditions of this Agreement have all been negotiated in detail and commutatively; (d) that, by virtue of their day-to-day activities in the management of their respective companies, they have full understanding of all the terms and conditions of this Agreement; and (e) is not subject to any exceptional economic or financial necessity and fully assumes the charges and risks inherent in this Agreement, including, without limitation, the indemnification obligation set out in Section XI of this Agreement.

14.8        Free Stipulation. The Parties acknowledge that the legal agreement entered into by virtue of this Agreement has been established by free stipulation between the Parties, so that the terms and provisions set forth herein shall be fulfilled by the Parties. No public policy standard shall be used to benefit a part in a manner other than that agreed herein. The obligations provided herein are exclusively business in nature, and do not represent any obligation or provision of a labor nature.

14.9        Out-of Court Title and Specific Execution. All obligations under this Agreement are irrevocable and subject to specific performance. In accordance with the provisions of Section XII above, any Party has the right to use any legal or extrajudicial action or proceedings to comply with this Agreement and all obligations assumed herein, and either Party shall have the right to seek the defaulting Party in order to (a) the specific performance of the obligations; and/or (b) indemnification for Losses. This Agreement constitutes an out-of-court enforcement order, pursuant to Article 585, item II, of the Brazilian Code of Civil Procedure.

14.10      Liability. This Agreement and the Transaction Documents are irrevocably and irretrievably signed and binds the Parties and their successors in any way.

14.11      Consenting Intervening Parties. The Consenting Intervening Parties declare that they are fully aware of the Agreement and expressly agree to all of its terms and conditions, as well as to all obligations assumed by them in this Agreement.

14.12      Joint Liability and Guarantee. Buyer is committed to cause Zenvia Inc. to adhere to this Agreement on the Closing Date, as guarantor, under joint liability, without privilege of order, for the fulfillment of any and all obligations assumed by Buyer. For the avoidance of doubt, Zenvia Inc. shall guarantee to Buyer, as debtor and principal payer, before Sellers and the Indemnified Parties of Sellers, with waiver of the benefits provided for in Articles 333, paragraph, 364, 366, 821, 824, 827, 829, sole paragraph, 830, 831, 834, 835, 837, 838 and 839 of the Civil Code and articles 130 and 794 of the Code of Civil Procedure (and any successor or substitute provisions of such articles).

14.3        Digital Signature. The Parties agree and agree that the conclusion of this Agreement may be made in accordance with the provisions of Decree No. 10.278 of March 18, 2020, and the proof of authorship and integrity will be made through DocuSign, being considered valid only electronic signatures made by means of digital certificate validated according to the Brazilian Public Key Infrastructure ICP-Brazil, pursuant to Provisional Measure No. 2.200-2/2001.

14.14      Authorization for Execution. (a) Each Seller (including the Company) and the Consenting Party authorize Vanderlei or Cleber to execute the Agreement on their behalf; and (b) Buyer authorizes Letícia de Alencar Machado to execute the Agreement on its behalf.

14.15       Pandemic. The Parties are aware of the extraordinary situation experienced, arising from the pandemic of COVID-19, declared by the World Health Organization on March 11, 2020, and its present and future impacts, so that none of them may frame such event as justification for possible default or termination of this Agreement, claim this extraordinary situation as a fortuitous event, force greater , the fact that the prince or claims excessive burden in the context of the obligations hereunder, seeking the revision or termination of this Agreement, and hereby assume sums of any and all risks arising from such event and immediately waive any remedies to justify the fulfillment of obligations.

In witness whereof, the parties sign this Agreement in 5 (five) counterparts of equal contents, in the presence of the two (02) undersigned witnesses

Sao Paulo, March 18, 2021

/s/ Cassio Bobsin, CEO
/s/ Renato Friedrich, CFO
Zenvia Mobile Serviços Digitais S.A.

/s/ Vanderlei Arcanjo Carnielo Calejon
Vanderlei Arcanjo Carnielo Calejon

/s/ Heitor Sakoda
Heitor Sakoda

/s/ Cleber Augusto Calejon
Cleber Augusto Calejon

/s/ Vanderlei Arcanjo Carnielo Calejon, Partner
/s/ Cleber Augusto Calejon, Partner
4 TI Participações Ltda

/s/ Fernando Jorge Wosniak Steler, CEO
One to One Engine Desenvolvimento e Licenciamento de Sistemas de Informática S.A.

/s/ Fernando Jorge Wosniak Steler
Fernando Jorge Wosniak Steler

WITNESSES:

/s/ Caio Figueiredo
Identity: [XXXXX]

/s/ Gabrielle Santos
Identity: [XXXXX]